CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2022 with respect to the financial statements and financial highlights of Redwood Managed Volatility Portfolio (one of the funds in the Two Roads Shared Trust) for the year ended December 31, 2021, included in the Fund’s December 31, 2021 annual report, which is incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Financial Highlights.”

/s/ GRANT THORNTON

Philadelphia, Pennsylvania
April 26, 2023